UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2013

CROWN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-50189	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, Pennsylvania 19154-4599

(215) 698-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

The information provided in Item 2.03 below is hereby incorporated herein by reference.

Amendment Agreement

On December 18, 2013, Crown Holdings, Inc. (the “Company”) and Lata Lux Holding Parent S.à r.l. (“Seller”) entered into an Amendment Agreement pursuant to which the Share Purchase Agreement dated as of October 30, 2013, by and between the Company and Seller, was amended to provide additional time to conduct pre-notification discussions with relevant competition authorities and to extend the date on which either party may, subject to certain exceptions, terminate the Share Purchase Agreement from September 5, 2014 to September 22, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2013, the Company entered into a Credit Agreement (the “Credit Agreement”), among Crown Americas LLC (“Crown Americas”), a wholly-owned indirect subsidiary of the Company, as U.S. Borrower, Crown European Holdings SA, a wholly-owned indirect subsidiary of the Company (“Crown European Holdings”), as European Borrower, CROWN Metal Packaging Canada LP, a wholly-owned indirect subsidiary of the Company, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank AG London Branch, a U.K. Administrative Agent, Deutsche Bank AG Canada Branch, as Canadian Administrative Agent, and various Lending Institutions referred to therein. The Credit Agreement provides for (i) a $450 million Dollar Revolving Facility, (ii) a $700 million Multicurrency Revolving Facility, a (iii) $50 million Canadian Revolving Facility, (iv) a $220 million Term Loan A Facility, (v) a $580 million Delayed Draw Term Loan A Facility, (vi) a €110 million Term Euro Facility, a (vii) €590 million Delayed Draw Term Euro Facility and (viii) a $362 million Farm Credit Facility (together, the “Facilities”).

The Delayed Draw Term Loan A Facility and the Delayed Draw Term Euro Facility are subject to the consummation of the previously announced acquisition of the sole shareholder of Mivisa Envases, S.A.U., which is subject to certain closing conditions. The Company may seek alternative forms of financing for the acquisition in lieu of (in whole or in part) borrowings under the Delayed Draw Term Loan A Facility and the Delayed Draw Term Euro Facility.

The maturity date for the Facilities, other than the Farm Credit Facility, is December 19, 2018. The maturity date for the Farm Credit Facility is December 19, 2019.

Borrowings by Crown Americas under the Facilities are, with certain limited exceptions, secured by substantially all of the assets of the Company and each of its direct and indirect U.S. subsidiaries and are guaranteed by the Company and, with certain limited exceptions, each of its direct and indirect U.S. subsidiaries (existing or thereafter acquired or created) (collectively, the “U.S. Credit Parties”); provided that the pledge of capital stock of any first-tier non-U.S. subsidiaries is limited to 65% of such capital stock. The U.S. Credit Parties and, with certain limited exceptions, each of Crown European Holdings’ subsidiaries organized in Canada, France, Germany, Mexico, Switzerland and the United Kingdom guarantee borrowings under the Facilities by non-U.S. borrowers.

The applicable interest margins and commitment fee in respect of the Facilities shall be subject to a grid. The Credit Agreement contains affirmative and negative covenants, financial covenants requiring the Company to maintain a maximum leverage ratio and a minimum interest coverage ratio, representations and warranties and events of defaults. In addition, the term loan facility contains mandatory prepayment provisions. The Credit Agreement permits the borrowers to incur additional secured and unsecured debt (including additional first lien debt), subject to covenant compliance and other terms and conditions. The covenants, representations and warranties and events of default referenced in this paragraph are subject to important exceptions and qualifications, which are described in the Credit Agreement.

Proceeds from the Facilities were used to refinance the Company’s prior revolving credit and term loan facilities.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 19, 2013, among Crown Americas LLC, as U.S. Borrower, Crown European Holdings SA, as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank AG London Branch, a U.K. Administrative Agent, Deutsche Bank AG Canada Branch, as Canadian Administrative Agent, and various Lending Institutions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2013	CROWN HOLDINGS, INC.

	By:	/s/ Kevin C. Clothier
	Name:	Kevin C. Clothier
	Title:	Vice President and Corporate Controller

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